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                                                                   EXHIBIT 10.37

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT, dated as of January 31, 2001 (this "Agreement"), is made and entered into by and between MDMI Holdings, Inc., a Colorado corporation (the "Company") and Thomas F. Lemker ("Employee").

         WHEREAS, Employee is currently employed as the Vice President of Finance of the Company;

         WHEREAS, Employee is currently located in Roanoke, Virginia at the facility of the Company's subsidiary, Noble-Met, Ltd.;

         WHEREAS, Employee and the Company have determined that Employee's duties will be best performed at the Company's corporate headquarters, located in Collegeville, Pennsylvania;

         WHEREAS, in conjunction with Employee's relocation to the Company's corporate headquarters, the Company and Employee desire to enter into a written employment agreement, whereby the Company shall retain the services of Employee, and Employee shall be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and as an inducement to Employee to relocate and as an inducement to the Company to retain Employee's services, the parties hereto hereby agree as follows:

         1. Employment. The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Position and Duties.

         (a) Service with the Company. During the Term, Employee agrees to serve as Vice President of Finance of the Company. As Vice President of Finance, Employee shall report to the Senior Vice President of Finance/Chief Financial Officer, or if no such position exists, to the Chief Executive Officer. At the direction of the Senior Vice President of Finance/Chief Financial Officer or, if applicable, the Chief Executive Officer, Employee shall be responsible for the financial accounting and financial management of the Company's business operations with the general powers and duties of supervision and management usually vested in a principal financial officer of a corporation and shall perform such other reasonable employment duties as the President, Chief Executive Officer and the Board of Directors shall assign to him from time to time. Employee's services pursuant to this Agreement shall be performed primarily at the Company's offices in Collegeville, Pennsylvania or at such other facilities of the Company as the Company and Employee may agree upon from time to time.



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         (b) Performance of Duties. Employee agrees to serve the Company faithfully and to perform Employee's duties and responsibilities to the best of Employee's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner. Employee further agrees to devote his full time, attention and efforts to the business and affairs of the Company during the Term. Employee hereby confirms that he is under no contractual commitment inconsistent with his obligations set forth in this Agreement, and that, during the Term, he will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement. Employee hereby further confirms that he has terminated any existing employment agreement, if any, that he may have had with any other corporation, firm, entity or person, prior to the date hereof.

         3. Compensation.

         (a) Base Salary. During the Term, Employee's initial base salary shall be paid at a rate of $113,000 per annum, which base salary shall be paid in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. Employee's base salary may be adjusted during the Term by the Company's Board of Directors following Employee's annual performance review, but in no event shall Employee's adjusted base salary be less than the base salary in effect immediately prior to such performance review. Employee's first annual performance review following the date of this Agreement is scheduled for February 2001, accordingly, Employee's initial base salary set forth above may be adjusted in accordance with this paragraph.

         (b) Bonus. During the Term, Employee may be entitled to an annual bonus to be paid in such amount as may be determined at the sole and absolute discretion of the Chief Executive Officer, the Company's Board of Directors or the Compensation Committee thereof. In addition, Employee shall be eligible to participate in any bonus plan the Company may adopt for senior management.

         (c) Noble-Met Earnout. As a former shareholder of Noble-Met, Ltd., a Virginia corporation and wholly-owned subsidiary of the Company, Employee shall be entitled to continue to participate as a former shareholder and as an employee in that certain earnout arrangement as set forth in the Share Purchase Agreement, dated December 22, 1999, among the Company (formerly known as Medical Device Manufacturing, Inc.), Noble-Met, Ltd. and the shareholders of Noble-Met, Ltd., as amended by the First Amendment to Share Purchase Agreement dated January 11, 2000 and by that certain side letter among the Company and the former shareholders of Noble-Met dated January 8, 2001.

         (d) Participation in Benefit Plans. During the Term, Employee shall be eligible to participate in all of the Company's benefit plans or programs that have been established for the other employees of the Company at the same level as Employee, to the extent that Employee meets the requirements for each individual plan. Subject to the requirements or restrictions of any particular plan or program in which Employee is eligible to participate, with respect to any plan or program that bases eligibility or calculation of benefits on length of service, Employee's



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service with Noble-Met will, for purposes of such eligibility or calculation, be considered service with the Company. The Company provides no assurances as to the adoption or continuance of any particular benefit plan or program, and Employee's participation in any such plan or program shall be subject to the terms, provisions, rules and regulations applicable thereto.

         (e) Expenses. During the Term, the Company shall reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement in accordance with the Company's customary and normal practices, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

         (f) Vacation. Employee shall receive three (3) weeks of paid vacation, which amount of vacation shall be adjusted in accordance with the Company's policies with respect to vacation for other employees of the Company at the same level as Employee, as such policies may be in effect from time to time.

         (g) Relocation Expenses. The Company shall, (i) at the Company's expense, provide Employee and spouse three (3) trips to Collegeville, Pennsylvania or the surrounding area in advance of Employees relocation thereto,
(ii) at the Company's expense, through August 1, 2001 provide Employee with temporary housing in or around Collegeville, Pennsylvania and (iii) in accordance with established Company policy for senior management, reimburse Employee for the usual, preapproved and documented direct costs of relocating to Collegeville, Pennsylvania or the surrounding area.

         4. Term.

         (a) Duration of Employment. Employee's employment hereunder shall be for a period of two (2) years, commencing on the date hereof (the "Term"); provided, however, that Employee's employment hereunder shall terminate prior to the expiration of the Term in the event that at any time during such Term:

                  (i) Employee dies;

                  (ii) Employee becomes Disabled (as hereinafter defined);

                  (iii) The Board of Directors of the Company elects to terminate this Agreement for Cause and notifies Employee in writing of such election;

                  (iv) The Board of Directors of the Company elects to terminate this Agreement without Cause and notifies Employee in writing of such election;

                  (v) Employee elects to terminate this Agreement for "Good Reason" and notifies the Company in writing of such election; or

                  (vi) Employee elects to terminate this Agreement without "Good Reason" and notifies the Company in writing of such election.



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         If this Agreement is terminated pursuant to clause (i), (ii), (iii) or
(v) of this Section 4(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (vi) of this Section 4(a), such termination shall be effective thirty (30) days after delivery of the notice of termination.

         (b) "Cause" Defined. "Cause" means:

                  (i) Employee has breached the provisions of this Agreement, any material written Company policy or any material contract between the Employee and the Company and Employee has failed to cure such breach within thirty (30) days after receipt of written notice of default from the Company;

                  (ii) Employee has failed to perform Employee's duties and responsibilities in accordance with the provisions of Section 2 of this Agreement, as reasonably determined by the Company's Board of Directors, or has engaged in willful misconduct, including, without limitation, willful failure to perform Employee's duties as an officer or employee of the Company and Employee has failed to cure such failure or misconduct within thirty (30) days after receipt of written notice of default from the Company;

                  (iii) Employee has committed fraud, misappropriation or embezzlement in connection with the Company's business or has otherwise breached his fiduciary duty to the Company;

                  (iv) Employee has been convicted or has pleaded nolo contendere to any act constituting a felony under the laws of any state or of the United States of America, or any crime involving moral turpitude that, in the reasonable determination of the Company's Board of Directors, causes material harm to the Company; or

                  (v) Employee abuses illegal drugs, alcohol or other controlled substances.

         (c) Effect of Termination Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment.

         (d) "Disabled" Defined. As used in this Agreement, the term "Disabled" means any mental or physical condition that renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, as is consistent with the Americans with Disabilities Act and the Family and Medical Leave Act; for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days during any period of three hundred sixty-five (365) calendar days.

         (e) Wage Continuation. If Employee's employment by the Company is terminated pursuant to clause (i), (ii), (iv) or (v) of Section 4(a), the Company shall continue to pay to



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Employee or his estate, as the case may be, his base salary then in effect (less any payments received by Employee from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for Employee through the earlier of (i) the date that Employee has obtained other full-time employment, or (ii) six (6) months from the date of termination of employment. If this Agreement is terminated pursuant to clause
(iii) or (vi) of Section 4(a), Employee's right to base salary and all benefits shall immediately terminate, except as may otherwise be required by applicable law.

         (f) Termination of Benefits. All of Employee's rights to any other employee benefit hereunder (except as described in Section 4(e) or pursuant to law) accruing after the termination of Employee's employment with the Company shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Employee shall have the right to receive compensation at the rate of Employee's then applicable base salary for any accrued but unused vacation time as of termination.

         (g) "Affiliate" Defined. As used in this Agreement, the term "Affiliate" of a person or entity means any person or entity controlled by, controlling or under common control with such person or entity.

         (h) "Good Reason" Defined. As used in this Agreement, the term "Good Reason" means (i) any involuntary reduction in base salary as provided in
Section 3(a) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (ii) any non-consensual material reduction in benefits as provided in
Section 3(b) hereof (that does not correspond to any material change or reduction in the duties of Employee which is at the request or consent of Employee); (iii) any involuntary material change in the title, duties or material terms and conditions of employment of Employee, provided, however, that the Company's hiring of a chief financial officer and any corresponding change of Employee's duties as a result thereof shall not constitute Good Reason; or
(iv) any non-consensual required relocation of Employee's principal place of employment of a sixty (60) mile radius of the Employee's then principal place of employment that is expected to be permanent or indefinite, provided that this exception shall not apply to reasonable and necessary business travel of any duration.

         5. Ventures. If, during the Term, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Company, or any of its Affiliates, and a third party or parties, all rights in such project, program or venture shall belong to the Company or its Affiliates, as applicable. Except as approved by the Company's Board of Directors, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to Employee as provided in this Agreement. Employee shall not knowingly have any interest, direct or indirect, in any vendor or customer of the Company or any of its Affiliates.



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         6. Intellectual Property.

         (a) Disclosure and Assignment. Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Term, or within six (6) months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company or any of its Affiliates ("Developments"). Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee's right, title and interest in and to any and all Developments. At the request of the Company, Employee will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company as the Company shall reasonably request during the period ending one (1) year after termination of Employee's employment with the Company.

         (b) Opportunity. If during the Term, or within six (6) months thereafter, Employee develops or conceives of any invention, discovery, improvement, device, design, apparatus, practice, process, method or product of any kind or nature whatsoever, whether patentable or not (collectively, an "Opportunity"), Employee shall as promptly thereafter as practicable disclose the Opportunity to the Company in writing and in reasonable detail. Within ten
(10) business days following its receipt of Employee's disclosure (before and during which time Employee shall not disclose the Opportunity to any other person or entity), the Company shall notify Employee whether the Company believes that the Opportunity constitutes a Development. If the Company informs Employee that the Opportunity is not a Development or fails to respond within ten business days to Employee's disclosure, Employee shall thereafter be free to exploit or pursue the Opportunity in a manner determined by Employee in Employee's sole discretion, but in no event shall Employee do so in violation or derogation of Employee's other obligations under this Agreement. If the Company notifies Employee that the Opportunity is a Development and Employee disagrees with that conclusion, the parties' dispute shall be resolved as provided in
Section 8, below, provided that until such dispute is fully and finally resolved Employee shall not disclose the Opportunity to any other person or entity, or take any action intended to exploit, further or profit in any way from the Opportunity, or assist any other person in doing so.

         (c) Limitation on Sections 6(a), 6(b), 6(g) and 6(h). The provisions of Sections 6(a), 6(b), 6(g) and 6(h) shall not apply to any Development meeting the following conditions:

                  (i) such Development was developed entirely on Employee's own time;

                  (ii) such Development was made without the use of any equipment, supplies, facility or trade secret information of the Company or any of its Affiliates;



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                  (iii) such Development does not relate (A) directly to the business of the Company or any of its Affiliates or (B) to the Company's, or any of its Affiliate's, actual or demonstrably anticipated research or development; and

                  (iv) such Development does not result from any work performed by Employee for the Company or any of its Affiliates.

         (d) Assistance of Employee. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the opinion of the Company, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including but not limited to, design patents, on the Developments, and for perfecting, affirming and recording the Company's, or any of its Affiliate's, complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

         (e) Records. Employee will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Employee will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Employee will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

         (f) Obligations, Restrictions and Limitations. Employee understands that the Company, or its Affiliates, may enter into agreements or arrangements with agencies of the United States Government, and that the Company, or its Affiliates, as applicable, may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Employee shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

         (g) Copyrightable Material. All right, title and interest in all copyrightable material that Employee shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Term or thereafter, Employee shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Employee for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.



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         (h) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Employee that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

         7. Confidential Information.

         (a) Except as permitted or directed by the Company's Board of Directors, Employee agrees not to divulge, furnish or make accessible to anyone or use in any way (other than in connection with and in furtherance of Employee's work on behalf of the Company or its Affiliates) any confidential or secret knowledge or nonpublic information of the Company or any of its Affiliates that Employee has acquired or become acquainted with prior to the date of this Agreement, whether developed by Employee or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or any Affiliate of the Company, any customer or supplier lists, details of relationships with customers, vendors, distributors or suppliers, financial information, details of operation, organization and management, business plans and strategies, information about employees and agents of the Company or any Affiliate of the Company, any confidential or secret development or research work of the Company or any Affiliate of the Company, any analyses, records or date generated from any such information of the Company or any Affiliate of the Company, or any other confidential information or secret aspects of the business of the Company or any Affiliate of the Company (collectively, "Confidential Information"). This Agreement shall not prohibit Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the President the Company, it being the parties' intention to give the Company or any Affiliate of the Company a fair opportunity to take appropriate steps to prevent the unnecessary or improper use or disclosure of Confidential Information, as determined by the Company or any Affiliate of the Company in its reasonable judgment.

         (b) Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company or an Affiliate of the Company, represents a substantial investment of time and expense by the Company or an Affiliate of the Company, as applicable, would be susceptible to immediate competitive application by a competitor of the Company or an Affiliate of the Company and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Company or an Affiliate of the Company would be wrong and would cause irreparable harm to the Company. Employee agrees to refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company or any Affiliate of the Company. The foregoing obligations of confidentiality shall not apply to any Confidential Information that subsequently becomes generally publicly known in the form in which it was obtained from the Company or an Affiliate of the Company, other than as a direct or indirect result of the breach of this Agreement by Employee.



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         (c) Records Containing Confidential Information. "Confidential Records"
means all documents and other records, whether in paper, electronic or other form, that contain or reflect Confidential Information. All Confidential Records prepared by or provided to Employee are and shall remain the property of the Company or any Affiliate of the Company. Except as permitted or directed by the Company's Board of Directors, Employee shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose not relating directly to Employee's work for the Company or any Affiliate of the Company; or
(ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity other than the Company or any Affiliate of the Company or a person or entity authorized by the Company or any Affiliate of the Company, as applicable, to have access to the Confidential Record in question. Upon the termination of Employee's employment, if any, with the Company, or upon the request of the Company or any Affiliate of the Company, Employee shall immediately deliver to the designated person (and shall not keep in Employee's possession or deliver to any other person or entity) all Confidential Records and all other property of the Company or any Affiliate of the Company in Employee's possession or control. This Agreement shall not prohibit Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the President of the Company, it being the parties' intention to give the Company or any Affiliate of the Company a fair opportunity to take appropriate steps to prevent the unnecessary or improper use or disclosure of Confidential Records, as determined by the Company or any Affiliate of the Company, in its reasonable judgment.

         (d) Third-Parties' Confidential Information. Employee acknowledges that the Company and Affiliates of the Company have received and in the future will receive from third parties confidential or proprietary information, and that the Company and any Affiliate of the Company must maintain the confidentiality of such information and use it only for authorized purposes. Employee shall not use or disclose any such information except as authorized by the Company or any Affiliate of the Company, as applicable or the third party to whom the information belongs.

         8. Settlement of Disputes.

         (a) Arbitration. Except as provided in Section 8(c), any claims or disputes of any nature between the Company and Employee arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with, as applicable, the Commercial Arbitration Rules or Rules for Resolution of Employment Disputes then existing of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing. The fees of the arbitrator(s) and other costs incurred by Employee and the Company in



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connection with such arbitration shall be paid by the party who or which is unsuccessful in such arbitration.

         (b) Binding Effect. The decision of the arbitrator(s) shall be in writing and shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         (c) Resolution of Certain Claims--Injunctive Relief. Section 8(a) shall have no application to claims by the Company asserting a violation of Section 4(e), 6 or 7 or seeking to enforce, by injunction or otherwise, the terms of
Section 4(e), 6 or 7. Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 8(d). Employee acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Section 4(e), 6 or 7 by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from Employee its reasonable attorneys' fees and costs in enforcing the provisions of Section 4(e), 6 or 7.

         (d) Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the Philadelphia County, Pennsylvania. Employee and the Company consent to the jurisdiction of such courts over the subject matter set forth in
Section 8(c). Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by the Company.

         9. Representations.

         (a) Employee's Representations. Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, (ii) except as specifically set forth in Section 10(a) below, Employee is not a party to or bound by any employment agreement, covenant not to compete or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

         (b) Company's Representations. The Company hereby represents and warrants to Employee that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment, or decree to which the Company is a party or by which the Company is bound, and
(ii) upon the execution and delivery of this Agreement by Employee,



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this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

         10. Miscellaneous.

         (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) and that certain Confidentiality Agreement among Employee, Noble-Met and the Company dated April 13, 2000, contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the Confidentiality Agreement dated April 13, 2000, this Agreement shall control.

         (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision(s) of this Agreement will not be affected or impaired thereby. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties' express desire that the Company be protected to the greatest extent allowed by law from the misuse or disclosure of Confidential Information or Developments.

         (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by Section 10(e), successors and assigns.

         (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 10.



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         (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

         (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

                  Notices to Employee:
                  Thomas F. Lemker
                  c/o UTI Corporation
                  200 West 7th Avenue
                  Collegeville, PA 19426
                  Fax: (610) 409-2470

                  Notices to Company:
                  MDMI Holdings, Inc.
                  200 West 7th Avenue
                  Collegeville, PA 19426
                  Fax: (610) 409-2470
                  Attn: Andrew D. Freed

                  KRG Capital Partners, LLC
                  1515 Arapahoe Street
                  Tower One, Suite 1500
                  Denver, Colorado 80202
                  Attn: Bruce L. Rogers & Steven D. Neumann
                  Fax: (303) 390-5015

                  with a copy to:
                  Hogan & Hartson L.L.P.
                  1200 17th Street, Suite 1500
                  Denver, Colorado 80202
                  Attn: Steven A. Cohen
                  Fax: (303) 899-7333

         Any party may change the address set forth above by notice to each other party given as provided herein.

         (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (i) Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law provisions thereof.

         (j) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.


MDMI HOLDINGS, INC.


By: /s/ ANDREW D. FREED
   ---------------------------------------
Name: Andrew D. Freed
Title: President & Chief Executive Officer


EMPLOYEE

/s/ THOMAS F. LEMKER
------------------------------------------
Thomas F. Lemker